Exhibit 99.1

Alcentra Capital Corporation Adopts Share Repurchase Plan

NEW YORK, December 11, 2018 – Alcentra Capital Corporation (NASDAQ: ABDC), (“Alcentra Capital” or the “Company”), a provider of debt financing solutions to middle-market companies based in the United States, announced today that the Company has adopted a trading plan for the purpose of repurchasing shares of its common stock in the open market (the “Plan”).

Under the Plan, the Company may repurchase up to the lesser of:

•	5.0% of the amount of shares of the Company’s common stock outstanding as of the date of the Plan, December 10, 2018; and
•	$10.0 million in aggregate amount of the Company’s common stock.

For the nine months ended September 30, 2018, the Company repurchased 705,711 shares of its outstanding common stock, or approximately 5.0% of the shares outstanding as of December 31, 2017.

In connection with the adoption of the Plan, Alcentra Capital’s CEO, Vijay Rajguru stated, “We are very focused on implementing strategies to enhance stockholder value. Share buybacks are an important part of those strategies, and we are delighted to have implemented a stock repurchase plan of approximately 5.0% on top of our prior purchases this year of another 5.0%.”

The Company adopted the Plan pursuant to a resolution of the Company’s board of directors approved on November 5, 2018. The Plan will be executed in accordance with applicable rules specified in the Securities Exchange Act of 1934 (the “Exchange Act”), including Rule 10b5-1 and Rule 10b-18 thereunder, as well as certain price, market volume and timing constraints specified in the Plan. The Plan is designed to allow the Company to repurchase its shares both during its open window periods and at times when it otherwise might be prevented from doing so under applicable insider trading laws or because of self-imposed trading blackout periods. A broker selected by the Company has been delegated the authority to repurchase shares on the Company’s behalf in the open market, pursuant to, and under the terms and limitations of, the Plan.

There is no assurance that the Company will purchase shares at any specific discount levels or in any specific amounts. The Company’s repurchase activity will be disclosed in its periodic reports for the relevant fiscal periods. There is no assurance that the market price of the Company’s shares, either absolutely or relative to net asset value, will increase as a result of any share repurchases, or that the Plan will enhance stockholder value over the long term.

About Alcentra Capital Corporation

Alcentra Capital Corporation provides customized debt and equity financing solutions to middle-market companies, which the Company generally defines as U.S. based companies having between $15.0 million and $75.0 million of EBITDA. Alcentra Capital’s investment objective is to provide attractive risk-adjusted returns by generating current income from its debt investments. Alcentra Capital seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Alcentra Capital is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. In addition, for tax purposes, Alcentra Capital has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986.

About Alcentra NY, LLC

Alcentra NY, LLC is a subsidiary of BNY Alcentra Group Holdings, Inc. (“Alcentra Group”), one of the world’s leading sub-investment grade credit asset managers focusing on the U.S. and European markets. Alcentra Group has an investment track record that spans across 75 separate investment vehicles and accounts totaling approximately $37.5 billion (including accounts managed by Alcentra NY, LLC, Alcentra Ltd, and assets managed by Alcentra Group personnel for affiliates under dual officer arrangements).

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein, unless required to do so by law. All forward-looking statements speak only as of the date of this press release.

For further information, please contact either Vijay Rajguru, Chief Executive Officer, Alcentra Capital, (212) 922-4215, or Ellida McMillan, Chief Financial Officer, Alcentra Capital, (212) 922-6644.